EXHIBIT 10.1

VOTING AND SUPPORT AGREEMENT
VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 28, 2012, by and among NCR CORPORATION, a company formed under the laws of the State of Maryland, U.S.A (“Parent”), MOON S.P.V. (SUBSIDIARY) LTD., a private company formed under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned shareholder(s) (each, a “Shareholder” and together (if there is more than one undersigned Shareholder), the “Shareholders”) of RETALIX LTD., a public company formed under the laws of the State of Israel (the “Company”). Each of Parent, Merger Sub and each Shareholder is referred to as a “party” and collectively as the “parties.” Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement (defined below).
RECITALS
A.Concurrently with the execution of this Agreement, the Company, Parent and Merger Sub propose to enter into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”).
B.As of the date hereof, each Shareholder is the record and beneficial owner of such number of ordinary shares, par value NIS 1.00 per share, of the Company, as set forth opposite its name on Schedule I hereto (“Company Shares”, and together with any other Company Shares owned or acquired (including, after the date hereof) by Shareholder, being collectively referred to herein as the “Shareholder Shares”).
C.As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholders enter into this Agreement.
D.In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company asked for the Shareholders to vote in favor of, or consent to, the Merger and the other transactions contemplated by the Merger Agreement and to enter into this Agreement, and each Shareholder has agreed to vote in favor of, or give its consent to, the Merger and is willing to enter into this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
1.Agreements of Shareholders.
(a)Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at the Company General Meeting and any other meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Shareholder shall vote all of its Shareholder Shares (or cause them to be voted), in person or by proxy, or, as applicable, execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Acquisition Proposal or any transaction that is the subject of an Acquisition Proposal, (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the memorandum of association or articles of association of the Company or other action that is intended or could reasonably be expected to (x) result in any of the conditions set forth in Article 7 of the Merger Agreement not being fulfilled or satisfied on a timely basis and in any event on or prior to the Outside Date or (y) prevent, impede, interfere with, delay or postpone the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (v) in favor of any adjournment or postponement of the Company General Meeting or other meeting recommended by the Board of Directors of the Company if there are not sufficient votes for adoption of the Merger Agreement and the approval of the Merger on the date on which such meeting is initially held or scheduled, as applicable. Any such vote shall be cast, or consent shall be given, as applicable, by each Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
(b)Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder shall not directly or indirectly (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of its Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any of its Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of its Shareholder Shares, (iii) take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling or delaying such Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(b). Notwithstanding the foregoing, a Shareholder may make transfers of its Shareholder Shares by will, gift, operation of Laws, for estate planning purposes, to an affiliate of such Shareholder or to another Shareholder, in each case, in which the transferee (other than another Shareholder, for whom such transferred Company Shares shall constitute additional Shareholder Shares of the Shareholder to whom such Company Shares were transferred) agrees to be bound by all terms of this Agreement.
(c)No Solicitation. Each Shareholder agrees that such Shareholder is a “Representative” of the Company for purposes of Section 6.2 of the Merger Agreement, and that such Shareholder shall not, directly or indirectly, through any Representative of such Shareholder authorized by it to act on its behalf, take any action prohibited by Section 6.2 of the Merger Agreement, including, without limitation, making any Acquisition Proposal.
(d)Information for Proxy Statement; Publication. Each Shareholder hereby authorizes Parent and Merger Sub to publish and disclose, in the Proxy Statement and any filing with the SEC or other Governmental Authority in connection with the Merger or the transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of Company Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement. The Shareholder represents and warrants to Parent and Merger Sub that none of the information relating to the Shareholder and his, her or its affiliates provided in writing by or on behalf of the Shareholder or his, her or its affiliates specifically for inclusion in any such filing will, at the time that such filing is first made or distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, without the prior written consent of Parent, except as may be required by applicable Law (including as may be required for such Shareholder to comply with its obligations under the Exchange Act, the Israeli Securities Law or the Israeli Companies Law) and in case any such requirement under applicable Law arises, after giving Parent reasonable opportunity to comment on any such press release or statement and including all reasonably requested comments of Parent, provided that the ultimate discretion whether or not to include any such comments shall remain with the Shareholder.
(e)Alpha Group Oral Arrangement. Each Shareholder that is a member of the Alpha Group (as such term is defined below) hereby agrees that the oral arrangements amongst them as referred to in Item 7A of the Form 20F filed by the Company for the fiscal year ended December 31, 2011 shall not apply or have any effect for the purposes of this Agreement, and shall not in any way restrict the performance by the Shareholder(s) of their obligations hereunder.
2.Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows in respect of such Shareholder:
(a)    Authority. Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations under this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    Consents and Approvals; No Violations. Except as specified in the Merger Agreement, other than filings under the Exchange Act, the Israeli Securities Law or the Israeli Companies Law, no notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Authority or any other Person or entity, in connection with the execution and delivery of this Agreement by such Shareholder. The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any Contract to which such Shareholder is a party or which is binding on such Shareholder or such Shareholder’s assets or properties (other than pursuant to the agreement entered into by and among Ronex Holdings, Limited Partnership (“Ronex”) and Avinoam Naor, Boaz Dotan, Nehemia Lemelbaum, Eli Gelman and Mario Segal (the “Alpha Group”) on 3 September 2009 (the “2009 Shareholders Agreement”) and will not result in the creation of any Lien on any of the assets or properties of such Shareholder.
(c)    Ownership of Shares. Such Shareholder owns, beneficially and of record, all of its Shareholder Shares. Such Shareholder owns all of its Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement, transfer restrictions under the applicable securities Laws, and the 2009 Shareholders Agreement). Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement, transfer restrictions under applicable securities laws, and the provisions of the 2009 Shareholders Agreement, such Shareholder has sole voting power and sole power of disposition with respect to all of its Shareholder Shares, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no Person other than such Shareholder has any right to direct or approve the voting or disposition of any of its Shareholder Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any voting securities of the Company other than the Company Shares which constitute its Shareholder Shares and (i) with respect to each member of the Alpha Group, the Company Shares which are owned (beneficially or of record) by all of the other members of the Alpha Group and the Company Shares which are owned (beneficially or of record) by Ronex and/or Ishay Davidi, and (ii) with respect to Ronex, the Company Shares which are owned (beneficially or of record) by the members of the Alpha Group.
(d)    Brokers. Except for the engagement by the Company of Jefferies & Company, Inc. pursuant to an engagement letter dated 27 November 2012, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Merger or the other transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Shareholder.
3.Termination. This Agreement shall terminate on the first to occur of (a) in respect of each Shareholder, the mutual written agreement of Parent, Merger Sub and such Shareholder, (b) the termination of the Merger Agreement in accordance with its terms, (c) either (i) there is a Change in Recommendation, or (ii) the Board is entitled to take a Specified Action pursuant to and in accordance with Section 6.2(c) of the Merger Agreement (it being clarified in each case for the avoidance of doubt that from the commencement of a Matching Period until the lapse of all Matching Periods, this Agreement shall not be terminated but that the obligations of the Shareholders hereunder shall be temporarily suspended), (d) the election of a Shareholder (with respect to that Shareholder only) if there is any amendment, waiver or modification to or of any provision of the Merger Agreement that reduces the aggregate amount of proceeds that such Shareholder would receive thereunder disproportionately as compared to the other Shareholders, or (e) the Effective Time. Notwithstanding the foregoing, (x) nothing herein shall relieve any party from liability for any breach of this Agreement, and (y) the provisions of this Section 3 and Section 4 of the Agreement shall survive any termination of this Agreement.
4.Miscellaneous.
(e)    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
(f)    Additional Shares. Until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly notify Parent of the number of Company Shares, if any, as to which such Shareholder acquires record or beneficial ownership after the date hereof. Any Company Shares as to which a Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares of such Shareholder for purposes of this Agreement. Without limiting the foregoing, in the event of any share split, share dividend or other change in the capital structure of the Company affecting the Company Shares, the number of Company Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Shares or other voting securities of the Company issued to the Shareholders in connection therewith.
(g)    Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.
(h)    Further Assurances. From time to time, at the reasonable request of Parent and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
(i)    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties any rights hereunder.
(j)    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may assign its rights and interests hereunder to Merger Sub or Parent, respectively, or to any wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(f) shall be null and void.
(k)    Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties. Any party may (A) waive any inaccuracies in the representations and warranties of any other party or extend the time for the performance of any of the obligations or acts of any other party or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
(l)    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(m)    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder Shares. All rights, ownership and economic benefits of and relating to the Shareholder Shares shall remain vested in and belong to the applicable Shareholder, and neither Parent nor Merger Sub shall have any authority to exercise any power or authority to direct Shareholder in the voting of any of the Shareholder Shares, except as otherwise specifically provided herein, or in the performance of a Shareholder’s duties or responsibilities as a shareholder of the Company.
(n)    Capacity as Shareholders. Each Shareholder has entered into this agreement solely in its capacity as the owner of the Shareholder Shares. Notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by the Shareholders or their Representatives and affiliates or any other person in their capacity as a director of the Company or any other Acquired Company, and no action taken in such capacity shall constitute a breach of this Agreement by the Shareholder.
(o)    Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party shall have received counterparts hereof signed by the other parties.
(p)    Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.
(q)    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Sub, to:
NCR Corporation
3097 Satellite Boulevard
Duluth, Georgia 30096
Email: law.notices@ncr.com
Attention: General Counsel/Notices, 2nd Floor
with copy to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Email: bmann@mofo.com
Attention: Bruce Mann
if to the Shareholders, as stated in Schedule I hereto

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(r)    Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(s)    Governing Law; Enforcement; Jurisdiction.
(i)The internal laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. The appropriate courts in Tel Aviv, Israel shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement.
(ii)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without derogating from the applicable court’s general discretion to decline granting equitable relief, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the appropriate courts in Tel Aviv, Israel, this being in addition to any other remedy to which they are entitled at law or in equity.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
NCR CORPORATION

By:     /s/ John G. Bruno
    Name: John G. Bruno
    Title: Chief Technology Officer and
Executive Vice President

MOON S.P.V. (SUBSIDIARY) LTD.

By:     /s/ John G. Bruno
    Name: John G. Bruno
    Title: Director

BOAZ DOTAN

By:     /s/ Boaz Dotan

ELI GELMAN

By:     /s/ Eli Gelman

NEHEMIA LEMELBAUM

By: /s/ Nehemia Lemelbaum

AVINOAM NAOR

By: /s/ Avinoam Naor

MARIO SEGAL

By: /s/ Mario Segal

M.R.S.G. (1999) LTD.

By:     /s/ Stephen Provisor

Name: Stephen Provisor

Title: Chief Financial Officer

RONEX HOLDINGS, LIMITED PARTNERSHIP

By:     /s/ Ishay Davidi

Name: Ishay Davidi

Title: Director

By:     /s/ Gillon Beck

Name: Gillon Beck

Title: Director

Schedule I

Name of Shareholder	Number of Outstanding Company Shares
Boaz Dotan	776,806
Boaz and Varda Dotan	273,377
Eli Gelman	603,167
Nehemia Lemelbaum	1,050,183
Avinoam Naor	1,050,183
Mario Segal	525,092
M.R.S.G. (1999) Ltd.	525,092
Ronex Holdings, Limited Partnership	4,471,591

Address for the above:
c/o Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road
Ramat Gan 52506
Israel